Exhibit 4
                             JOINT FILING AGREEMENT

             This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of the Class A Common Stock, par value $0.001 per share, of Hungry Minds, Inc. is being filed on behalf of each of the undersigned under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  August 20, 2001


                                HMI ACQUISITION CORP.


                                By:/s/ Timothy B. King
                                   -------------------
                                Name: Timothy B. King
                                Title: President

                                JOHN WILEY & SONS, INC.


                                By: /s/ Richard S. Rudick
                                    ---------------------
                                Name: Richard S. Rudick
                                Title: Senior Vice President and General Counsel